Exhibit 23.1

SCHNEIDER WEINBERGER & BEILLY LLP
Attorneys-at-Law
2200 CORPORATE BOULEVARD, N.W., SUITE 210
Boca Raton, Florida 33431-7307

James M. Schneider, P.A. Steven I. Weinberger, P.A. Roxanne K. Beilly, P.A.	Telephone (561) 362-9595 Facsimile (561) 362-9612

May 21, 2010
SkyPeople Fruit Juice, Inc.
16F, National Development Bank Tower
No. 2 Gaoxin 1st Road, Xi’an, PRC 710075

Re:           Registration Statement on Form S-1
  SkyPeople Fruit Juice, Inc. (the “Company”)

Dear Sir or Madam:

We have acted as special Florida counsel to SkyPeople Fruit Juice, Inc., a Florida corporation in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”) of a registration statement on Form S-1, File No. 333-166194 (the “Registration Statement”) relating to the offering of up to 6,095,000 shares of common stock (the “Shares”) by the Company as described in the Registration Statement.

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Amended and Restated Articles of Incorporation, and all amendments thereto, and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company authorizing the common stock for the Company and the issuance of the Shares; and (c) the Registration Statement and the exhibits thereto.  In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies.  In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of all factual statements made or included therein by the Company, and we express no opinion thereon. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company.

Based upon and subject to the foregoing, we are of the opinion that upon payment and issuance of the Shares in accordance with the applicable definitive underwriting agreement approved by the board of directors of the Company and as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Schneider Weinberger & Beilly LLP
SCHNEIDER WEINBERGER & BEILLY LLP